UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 1, 2013

STAG INDUSTRIAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-34907	27-3099608
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

99 High Street, 28th Floor

Boston, Massachusetts 02110

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (617) 574-4777

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.          DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On November 1, 2013, upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors (the “Board”) of STAG Industrial, Inc. (the “Company”) increased the size of the Board from six members to seven members and appointed Virgis W. Colbert to the Board, effective January 1, 2014, subject to re-election at the next annual meeting of stockholders to be held in May 2014.

Mr. Colbert, now retired, was Executive Vice President of Miller Brewing Company where he was responsible for plant operations, international operations, brewing, research and quality assurance, engineering, procurement, order production/planning and logistics.  He continues to serve as a Senior Advisor to Miller Coors LLC. Mr. Colbert serves as the lead independent director of the Board of Directors of Lorillard, Inc. (NYSE: LO). He has previously served on the Boards of Directors of Sara Lee/The Hillshire Brands Company, Bank of America Corp., Merrill Lynch & Co., Inc., Delphi Corporation, Stanley Black & Decker, and The Manitowoc Company, Inc.

Effective on January 1, 2014, Mr. Colbert will become eligible to receive the standard compensation provided by the Company to its other non-management directors for services as a director.  Additionally, in connection with Mr. Colbert’s appointment to the Board, the Company and Mr. Colbert will enter into an indemnification agreement in substantially the same form as the Company has entered with each of the Company’s existing directors. Mr. Colbert is not a party to any arrangement or understanding with any person pursuant to which he was appointed as a director, nor is he a party to any transactions required to be disclosed under Item 404(a) of Regulation S-K involving the Company or any of its subsidiaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAG INDUSTRIAL, INC.

By:	/s/ Kathryn Arnone
Kathryn Arnone
Executive Vice President, General Counsel and Secretary

Dated: November 6, 2013